Exhibit 10.20
SECOND AMENDMENT
TO THE SUNRISE ASSISTED LIVING, INC.
DEFERRED COMPENSATION PLAN
               WHEREAS, Sunrise Senior Living, Inc. (the “Company”) maintains the Sunrise Senior Living Executive Deferred Compensation Plan (the “Plan”); and
               WHEREAS, the Company has acquired (or will soon acquire) substantially all of the operating assets of Fountains Retirement Communities, Inc.; and
               WHEREAS, the Company desires to amend the Plan to (i) document the transfer to the Plan of certain executive accounts from the Fountains Retirement Communities, Inc. Deferred Compensation Plan and (ii) make other changes; and
               WHEREAS, the Company has reserved the right in Plan Section 12.1 to amend the Plan at any time.
               NOW, THEREFORE, the Plan is hereby amended, effective June 30, 2005 (or other date set out herein), as follows:
               1.     The name “Sunrise Assisted Living” shall, effective May 30, 2003, be replaced with “Sunrise Senior Living” wherever it appears in the Plan.
               2.     Section 1.4 of the Plan is hereby amended in its entirety, effective January 1, 2005, to read as follows:
“1.4	Compensation: shall mean a Participant’s base salary and such bonuses (and other compensation items) as may be designated by the Deferred Compensation Committee in its sole discretion for the Deferral Contribution Period, before reductions for deferral.”

               3.     Section 1.12 of the Plan is hereby amended in its entirety to read as follows:
“1.12	Eligible Employee: shall mean Director level and above of the senior management of the Company (or such other or different group of management or highly compensated employees as may be designated by the Deferred Compensation Committee as eligible to participate in the Plan). A newly Eligible Employee shall be eligible to begin participating in the Plan as of the first day of the month following the completion of one month of employment with the Company (or such earlier or later date as may be established by the Deferred Compensation Committee in its sole discretion consistent with applicable law).”
               4.     Section 1.16 of the Plan is hereby amended in its entirety to read as follows:
“1.16	Participant: shall mean (a) an Eligible Employee who is participating in the Plan as provided Article 2, (b) a former Eligible Employee for whom a Deferral Account is being maintained under the Plan or (c) a non-Eligible Employee for whom a Deferral Account has been established as the result of an account transfer from a plan of a prior employer.”
               5.     Section 1.22 of the Plan is hereby amended by the addition of a new sentence at the end thereof to read as follows:
“The Deferred Compensation Committee may, upon such terms and conditions as it may establish in its sole discretion, count for vesting purposes the prior service of a Participant with an acquired company or other company with which the Company has engaged in a corporate transaction (and their affiliates).”
               6.     Section 3.1 of the Plan is hereby amended in its entirety, effective January 1, 2005, to read as follows:
“3.1	Minimum Account Commitment. Except as otherwise established by the Deferred Compensation Committee in its sole discretion, there is no minimum required deferral amount under the Plan.”

               7.     Section 4.1 of the Plan is hereby amended in its entirety to read as follows:
“4.1	Deferral Accounts. A Deferral Account shall be established for each Participant. The Deferral Account shall be credited with the applicable portion of the Annual Deferral on or about the date such amounts would otherwise have been paid to the Participant (but for the Participant’s deferral election). A Participant’s Deferral Account shall also be credited with any account balance transferred from either the Marriott International, Inc. Executive Deferred Compensation Plan or the Fountains Retirement Communities, Inc. Deferred Compensation Plan for the Participant as of the date of transfer. Deferral Accounts shall, except as otherwise provided in the Plan or established by the Deferred Compensation Committee, be credited with the applicable Crediting Rate beginning on the date of credit through the Valuation Date coinciding with or last preceding the date of distribution.”
               8.     Section 5.1 of the Plan is hereby amended in its entirety to read as follows:
“5.1	The Company reserves the right from time to time, in its sole discretion, to credit the Deferral Accounts of such Participants who are Eligible Employees as it determines in its sole discretion with an additional or matching contribution credit. The amount of the additional contribution credit, if any, shall be determined by the Company in its sole discretion. The amount of the matching contribution credit, if any, shall be equal to such percentage or amount of Compensation deferred by the Participant under the Plan for the applicable period, as determined by the Company in its sole discretion.”
               9.     Article 13 of the Plan is hereby amended by the addition of two new Sections at the end thereof to read as follows:
“13.11	Compliance with Section 409A. This Plan is intended to comply with the distribution and other applicable requirements of Section 409A of the Internal Revenue Code. Notwithstanding any other provision of the Plan to the contrary, the Plan shall, effective January 1, 2005, be interpreted and applied to comply with Section 409A.”

13.12	Mergers/Account Transfers. Upon the merger of, or the transfer of accounts from, another plan, the rights of such Participants to theirprior plan accounts shall (except as otherwise provided by the Deferred Compensation Committee) be determined solely under the terms of this Plan and they shall have no further right, title or interest under the prior plan. By participating in, and accepting any benefits under, this Plan, any Participant to whom this Section 13.12 applies hereby waives any rights and claims that the Participant may have had at any time under the prior plan. This waiver shall be binding on all such Participants and their beneficiaries.”
               10.     The Plan, as amended herein, is hereby ratified and affirmed in all other respects.
               IN WITNESS WHEREOF, Sunrise Senior Living, Inc. has caused this Second Amendment to be executed by its duly authorized officer, this 1st day of July, 2005.

SUNRISE SENIOR LIVING, INC.
By:	/s/ Jeffrey Jasnoff

Title:	Senior Vice President — Human Resources